EXHIBIT 10.6

NATIONAL PENN BANCSHARES, INC.

LONG-TERM INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AGREEMENT
BETWEEN
NATIONAL PENN BANCSHARES, INC.

AND

_______________
(the Grantee)

Date of Grant:	January 24, 2007

Number of Restricted
Stock Units:	275 RSUs

End of Restricted Period
(Vesting Period):	January 24, 2008

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NATIONAL PENN BANCSHARES, INC.
LONG-TERM INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement dated as of January 24, 2007, between National Penn Bancshares, Inc. (the "Corporation") and ___________________ (the "Grantee"),

WITNESSETH:

1. Grant of Restricted Stock Units

Pursuant to the National Penn Bancshares, Inc. Long-Term Incentive Compensation Plan (the "Plan"), this Agreement confirms the Corporation's grant to the Grantee, subject to the terms and conditions of the Plan and to the terms and conditions set forth herein, of an aggregate of 275 restricted stock units, each unit being a right to receive in the future one share of common stock (without par value) of the Corporation (“RSUs”).

2. Terms and Conditions

It is understood and agreed that the grant of RSUs is subject to the following terms and conditions:

(a) Restricted (Vesting) Period. The restricted period of time is from the date of this Agreement through January 24, 2008 (the “Restricted Period”). The time period restrictions will lapse, and the RSUs will vest, on January 24, 2008, but only if the Grantee remains in office as a director of the Corporation or its subsidiary, National Penn Bank (the “Bank”), through the end of the Restricted Period.

(b) Performance Restrictions. In addition to the time restrictions set forth in Section 2(a), the RSUs are issued subject to the following earnings per share performance goals for the Corporation for 2007 (the “Performance Restrictions”), and shall only vest if and to the extent that the Performance Restrictions are satisfied. Performance results shall be determined at the end of the Restricted Period and shall be interpolated as necessary between the various targets to determine vesting at that time:

•	Threshold - $1.33 per share	100

•	Market/Budget Target - $1.38 per share	225

•	Stretch Target - $1.44 per share	250

•	Optimum - $1.49 per share	275

In the event of any stock dividend or stock split affecting the Corporation’s common stock, the aforesaid Performance Restrictions shall be adjusted appropriately and equitably, as shall be determined by the Committee.

(c) Crediting of RSUs to Account. The RSUs will be credited to an account in the name of the Grantee. Neither the account nor any RSUs credited to the account may be sold, transferred, pledged, assigned or otherwise alienated, hypothecated or disposed of. Prior to actual payment of the RSUs in shares of the Corporation’s common stock pursuant to Section 2(f), the RSUs shall represent an unsecured obligation of the Corporation payable, if at all, from the general assets of the Corporation.

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(d) Dividend and Voting Rights. The RSUs shall be entitled to receive equivalents of all dividends and other distributions paid with respect to shares of the Corporation’s common stock during the Restricted Period and thereafter until actual payment is made to the Grantee of the RSUs as issued shares of common stock. Dividend equivalents shall be deemed invested in additional RSUs on each dividend payment date, based on the fair market value of the Corporation’s common stock on the dividend payment date. RSUs shall have no voting rights.

(e) Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the RSUs that do not vest at the end of the Restricted Period pursuant to Section 2(a) and 2(b) will thereupon be forfeited and automatically cancelled at no cost to the Corporation.

(f) Payment of RSUs as Stock. All RSUs that become vested pursuant to Section 2(a) and 2(b) shall be paid to the Grantee in actual shares of the Corporation’s common stock (one share for each RSU), upon the Grantee’s termination of service as a director of the Corporation or the Bank.

(g) Death or Disability. If the Grantee's service as a director of the Corporation or the Bank terminates due to death or Disability (as defined in the Plan), any remaining Restricted Period shall automatically terminate and lapse immediately, but the Performance Restrictions shall remain in full force and effect.

(h) Retirement. If the Grantee's service as a director of the Corporation or the Bank terminates due to Retirement (as defined in the Plan, including a resignation in accordance with the mandatory retirement provisions of the Corporation’s or Bank’s Bylaws), any remaining Restricted Period shall automatically terminate and lapse immediately, but the Performance Restrictions shall remain in full force and effect. RSUs that would otherwise vest under the Performance Restrictions shall only vest, pro rata, for that period of time preceding the Grantee’s termination of service as a director due to Retirement.

(i) Transferability. All rights with respect to the RSUs shall be exercisable during the Grantee’s lifetime only by the Grantee. Prior to the payment of the RSUs in actual shares pursuant to Section 2(f), the RSUs shall be transferable only by Will or by the laws of descent and distribution.

(j) Adjustment and Substitution of Shares. If any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination, or other change in the corporate structure of the Corporation affecting the Corporation’s shares of common stock shall occur, the number and class of RSUs shall be adjusted or substituted for, as the case may be, as shall be determined by the Committee to be appropriate and equitable to prevent dilution or enlargement of rights, and provided that the number of shares shall always be a whole number. Any adjustment or substitution so made shall be final and binding upon the Grantee.

(k) No Right To Continued Directorship. This grant of RSUs shall not confer upon the Grantee any right to continue as a director of the Corporation, the Bank or any other subsidiary, nor shall it interfere in any way with the rights of the shareholders of the Corporation or the Board of Directors to elect and remove directors.

(l) No Rights As Shareholder. This grant of RSUs shall not confer upon the Grantee any rights as a shareholder of the Corporation, and the Grantee shall acquire such rights only upon the payment of the RSUs in actual shares pursuant to Section 2(f).

(m) Compliance with Law and Regulations. This grant of RSUs shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation shall not be required to issue or deliver any certificates for common shares prior to (1) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to such shares, if deemed necessary or appropriate by counsel for the Corporation, (2) the listing of such shares on any stock exchange on which the common shares may then be listed, or upon the Nasdaq Stock Market if the common shares are then listed thereon, and (3) compliance with all other applicable laws, regulations, rules and orders which may then be in effect.

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(n) Change-in-Control. If any "Change-in-Control" (as defined in the Plan) occurs, the Restricted Period shall immediately lapse and the Performance Restrictions shall be deemed immediately satisfied in full.

3. Investment Representation

The Committee may require the Grantee to furnish to the Corporation, prior to the issuance of any shares of common stock in payment of the RSUs, an agreement (in such form as such Committee may specify) in which the Grantee represents that the shares acquired by him or her are being acquired for investment and not with a view to the sale or distribution thereof.

4. Grantee Bound by Plan

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions of the Plan, as in effect on the date hereof and as it may be amended from time to time in accordance with its terms, all of which terms and provisions are incorporated herein by reference. If there shall be any inconsistency between the terms and provisions of the Plan, as in effect from time to time, and those of this Agreement, the terms and provisions of the Plan, as in effect from time to time, shall control.

5. Committee

All references herein to the “Committee” mean the Compensation Committee of the Board of Directors of the Corporation (or any successor committee designated by the Board of Directors to administer the Plan).

6. Withholding of Taxes

The Corporation may require as a condition precedent to the issuance of any shares of common stock in payment of the RSUs that appropriate arrangements be made for the withholding of any applicable Federal, state and local taxes.

7. Notices

Any notice hereunder to the Corporation shall be addressed to it at its office, Philadelphia and Reading Avenues, Boyertown, Pennsylvania 19512, Attention: Corporate Secretary, and any notice hereunder to Grantee shall be addressed to him or her at the address below, subject to the right of either party to designate at any time hereafter in writing some other address.

IN WITNESS WHEREOF, National Penn Bancshares, Inc. has caused this Agreement to be executed and the Grantee has executed this Agreement, both as of the day and year first above written.

NATIONAL PENN BANCSHARES, INC.		GRANTEE

By:
	J. Ralph Borneman, Jr.	(Signature)
Chairman, Compensation Committee

(Print Name)

(Print Address)

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